 UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 13, 2012

 INTERNATIONAL GAME TECHNOLOGY

(Exact Name of Registrant as Specified in Its Charter)

Nevada	001-10684	88-0173041
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6355 South Buffalo Drive, Las Vegas, Nevada  89113
(Address of Principal Executive Offices) (Zip Code)

(702) 669-7777
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 13, 2012, International Game Technology (the “Company”) entered into an accelerated stock buyback agreement (the “ASB Agreement”) with Goldman, Sachs & Co. (“Goldman Sachs”).  Pursuant to the ASB Agreement, the Company will repurchase approximately $400 million of its common stock from Goldman Sachs.  The total number of shares that will be repurchased will be determined based on the daily volume weighted average market price of the Company’s common stock (“VWAP”) over a period of approximately three to six months, less a discount.  The ASB Agreement also includes a cap that establishes a minimum number of shares to be delivered to the Company by Goldman Sachs.  Initially, Goldman Sachs has agreed to deliver approximately 21 million shares of the Company’s common stock to the Company on or before July 6, 2012, and may be obligated to deliver additional shares following the completion of an initial hedge period and/or upon final settlement.

The ASB Agreement also includes other terms customary for similar agreements of this type, including terms that allow Goldman Sachs to make adjustments to the economic terms of the transaction (such as the discount to VWAP and/or the minimum number of shares to be delivered) and/or terminate the transaction following the occurrence of certain specified events, including major corporate transactions involving the Company.

The Company will pay an initial purchase price of $400 million to Goldman Sachs on June 19, 2012.  The Company expects to fund the payment using $120 million of cash on hand and $280 million of borrowings under the Company’s revolving credit facility.

Goldman Sachs and its affiliates have performed, and may in the future perform, various commercial banking, investment banking and other financial advisory services for the Company and its subsidiaries for which they have received, and will receive, customary fees and expenses.

Item 8.01	Other Events.

On June 14, 2012, the Company issued a press release announcing that its Board of Directors has authorized a new share repurchase program of up to $1 billion of the Company’s outstanding common stock.  The new $1 billion share repurchase authorization will replace the Company’s previously announced $500 million authorization.  The accelerated stock buyback referenced above in Item 1.01 of this Form 8-K will be conducted as the first part of the Company’s new $1 billion share repurchase authorization.  Other share repurchases may be made from time to time in the open market, including through Rule 10b5-1 trading plans, or in privately negotiated transactions.  The timing and amount of such other share repurchases will be determined based on market conditions, the trading price of the Company’s common stock, applicable legal requirements, and other factors.  This program does not obligate the Company to acquire any particular amount of common stock or to acquire shares within any particular timetable and the program may be suspended at any time at the Company’s discretion.

A copy of the press release regarding the Company’s entrance into the ASB Agreement and the share repurchase program is furnished with this Form 8-K and attached hereto as Exhibit 99.1. Exhibit 99.1 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities under that Section and shall not be deemed to be incorporated by reference into any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release dated June 14, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL GAME TECHNOLOGY

June 14, 2012	By:	/s/ J. Kenneth Creighton
J. Kenneth Creighton
Vice President, Deputy General Counsel

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated June 14, 2012